Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K of Straight Path Communications Inc. of our report dated October 14, 2014 on our audit of the consolidated balance sheets of Straight Path Communications Inc. as of July 31, 2014 and 2013, and the related statements of operations, equity and cash flows for each of the years in the two-year period ended July 31, 2014.

/s/ Zwick & Banyai, PLLC

Zwick & Banyai, PLLC

Southfield, Michigan

October 14, 2014